UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2008

HORIZON FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Washington	0-27062	91-1695422
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Cornwall Avenue, Bellingham, Washington		98225
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code): (360) 733-3050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

On July 22, 2008, Horizon Financial Corp. issued its earnings release for the quarter ended June 30, 2008.  A copy of the earnings release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1         Press Release of Horizon Financial Corp. dated July 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HORIZON FINANCIAL CORP.

Date: July 22, 2008	By: /s/Richard P. Jacobson
Richard P. Jacobson
President and Chief Executive Officer

Exhibit 99.1

CONTACTS: Rich Jacobson, CEO V. Lawrence Evans, Chairman Dennis Joines, President & COO 360.733.3050	NEWS RELEASE

Horizon Financial Reports Profitable First Quarter of Fiscal 2009

BELLINGHAM, WA – July 22, 2008 – Horizon Financial Corp. (NASDAQ: HRZB) today reported a profitable first quarter of fiscal 2009 despite recording a $3 million provision for loan losses.  Horizon reported earnings of $2.0 million or $0.17 per diluted share, for the quarter ended June 30, 2008, compared to earnings of $5.0 million, or $0.41 per diluted share for the comparable quarter in 2007 and earnings of $3.8 million, or $0.31 per diluted share for the immediate prior quarter of March 31, 2008.

“We are clearly seeing softening in the regional real estate market, particularly in Snohomish and Pierce Counties,” said Rich Jacobson, Horizon’s CEO.  “Employment growth is continuing to slow from last year’s robust pace.  Unemployment in Washington State remained low at 5.5% in June 2008 but higher than 4.2% a year ago.  Bellingham’s unemployment was 5.6% up from 4.2% last year, Tacoma area unemployment was 6.5%, Mt. Vernon-Anacortes was 6.3% and Snohomish County was 4.5% in June.”

“While the overall trends in our markets have been down, home sales around Western Washington last month reached the highest level since August 2007 as market conditions continue to favor buyers, according to a new report from Northwest Multiple Listing Service,” Jacobson continued.  “The NWMLS also indicated that prices in most counties were down compared to a year ago, but up slightly compared to May, and inventory showed signs of returning to a more balanced market in portions of the greater Puget Sound market.”

Dick Conway and Doug Pedersen, economists who follow the Puget Sound economy closely, are forecasting slowing growth in 2008.  Conway forecasted the Puget Sound economy “will escape a recession, though not by much, according to our June forecast.  The economy is likely to be tested later this year.  The recessionary U.S. economy, rising food and energy prices, tight credit, and the housing downturn constitute a formidable force, one that could flatten job growth in the last two quarters of 2008.”  The report continued:  “While the leading indicator now stands at 1.13 (1987=1.00), 2.6 percent below the level of a year ago, the overall drop still falls well short of a recession signal.”

Conference Call Information

Management will host a conference call tomorrow, July 23, 2008, at 9:00 am PDT (12:00 pm EDT) to discuss the quarterly results. The live call can be accessed by dialing (303) 262-2137 or on the web at www.horizonbank.com. The replay, which will be available for a month beginning shortly after the call concludes, can be heard at (303) 590-3000 using access code 11116240# or on the web at www.horizonbank.com.

Balance Sheet Review

Total assets grew 11% to $1.45 billion at June 30, 2008, from $1.30 billion at June 30, 2007.  Net loans increased 15% to $1.25 billion at the end of June 2008 compared to $1.08 billion a year earlier.  The loan mix continues to reflect the business banking focus of the lending team, with commercial real estate loans representing 67% of net loans, commercial loans representing 16%, residential representing 12%, and consumer representing 5% of net loans, respectively.  “Our goal over the next year is to shift our loan mix to increase commercial and industrial loans and reduce the concentration of commercial real estate loans.  As our land development and construction portfolio matures, we will reduce our exposure in this sector.  In the short-term, however, the construction and land development portfolio will likely continue to increase as we complete funding for most of these projects,” said Dennis Joines, President of Horizon Bank.

Nonperforming loans grew to $35.8 million, or 2.88% of net loans at June 30, 2008, from $11.6 million, or 0.97% of net loans at March 31, 2008, and $157,000, or 0.01% of net loans at June 30, 2007. The increase in nonperforming loans is due to a small number of residential construction projects in suburban markets to the north and south of Seattle.  Other real estate owned increased to $2.8 million at June 30, 2008, compared to $655,000 at March 31, 2008 and $725,000 at June 30, 2007.  These properties consist of three projects, including a commercial parcel of land in east Snohomish County, three completed homes in Snohomish County and a single family home in east Skagit County. Total

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HRZB - Reports First Quarter Fiscal 2009 Profits
July 22, 2008

nonperforming assets were $38.6 million, or 2.67% of total assets at June 30, 2008, up from $12.3 million, or 0.88% of total assets at March 31, 2008, and $882,000, or 0.07% of total assets at June 30, 2007.

Delinquencies, loans that are 30 to 89 days past due and still considered performing assets, declined in the first quarter of fiscal 2009 to $13.4 million from $30.6 million at March 31, 2008 and increased from $5.3 million at June 30, 2007.

The following table breaks out the loan portfolio and nonperforming assets by category.

		% of
Nonperforming Assets by Category	Nonperforming	Nonperforming
(dollars in 000s)	Assets	Assets

1-4 Family residential	$1,829	5%
1-4 Family construction	373	1%
Subtotal	2,202	6%

Commercial land development	11,031	29%
Commercial construction (1)	25,163	65%
Multi family residential	-	0%
Commercial real estate	-	0%
Commercial loans	82	0%
Home equity secured	100	0%
Other consumer loans	5	0%
Subtotal	36,381	94%
Total nonperforming assets	$38,583	100%

(1) The commercial construction totals shown in the table above include $7.8 million in a condo construction project, with the majority of the remaining balance consisting of various 1-4 family speculative construction projects.

“The majority of our nonperforming assets are for construction projects in Snohomish and Pierce counties, two markets which appear to be overbuilt at this time,” Jacobson noted.  “Our loan portfolio in the greater Bellingham area (Whatcom County) and greater Mt. Vernon area (Skagit County) continue to perform relatively well.”

		% of
Nonperforming Assets by Market	Nonperforming	Nonperforming
(dollars in 000s)	Assets	Assets

Whatcom County	$9,022	23%
Skagit County	660	2%
Snohomish County	20,717	54%
Pierce County	8,184	21%
Total nonperforming assets	$38,583	100%

The provision for loan losses was $3.0 million in the first quarter of fiscal 2009, $2.0 million in the immediate prior quarter ended March 31, 2008, and $400,000 in the first quarter of fiscal 2008.  Horizon recorded net charge offs of $3.0 million for the quarter ended June 30, 2008, compared to $777,000 in the immediate prior quarter and $27,000 in the first quarter of fiscal 2008.  The reserve for loan losses totaled $19.1 million at June 30, 2008, representing 1.54% of net loans receivable compared to $19.1 million, or 1.60% of net loans receivable at March 31, 2008 and $16.3 million, or 1.50% of net loans receivable at June 30, 2007.

Horizon elected to take profits from its investment securities portfolio in the first quarter, generating a net gain of $579,000, primarily from the sale of equity holdings, including shares of Freddie Mac common stock (NYSE: FRE) ..  “We continue to hold approximately 19,800 common shares of Freddie Mac, and we do not hold any preferred shares of either Freddie Mac or Fannie Mae.”

Total deposits increased 11% to $1.10 billion during the quarter ended June 30, 2008, compared to $988.0 million for the comparable period in 2007.  Transaction accounts totaled $353.0 million and accounted for 32% of total deposits at June

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HRZB - Reports First Quarter Fiscal 2009 Profits
July 22, 2008

30, 2008, compared to $389.0 million, or 39% of total deposits a year ago.  Time deposits increased to $744.0 million during the current quarter compared to $599.0 million at June 30, 2007.  Brokered certificates of deposit were $153.8 million, or 14% of total deposits at June 30, 2008.  This continues to be a challenging environment for attracting core deposits.  Our shift in focus to commercial and industrial lending and away from construction and development lending should assist us in attracting core deposits going forward.

At June 30, 2008, Horizon’s book value was $10.69 per share, compared to $10.31 per share a year earlier, and its tangible book value was $10.63 per share, up from $10.24 per share a year ago.  Horizon remains well capitalized with a Tier 1 capital to average assets leverage ratio of 8.8%, which remains solidly above the regulatory threshold of 5% for a well capitalized rating, and well above the 4% threshold for adequately capitalized institutions.  Horizon declared a cash dividend on June 26, 2008 of $0.135 per share which is payable on August 1, 2008 to shareholders of record on July 11, 2008.  “Our dividend payments for the quarter totaled approximately $1.6 million on an equity base of $127.0 million,” noted Chairman V. Lawrence Evans.  “While we are diligent in reviewing our dividend policy each quarter, we recognize that cash dividends are important to our shareholders.  We do not, however, anticipate making further share repurchases in the near term, which will support our efforts to preserve our capital base.”

Review of Operations

For the first quarter of fiscal 2009, net revenues were $13.5 million, compared to $15.1 million for the comparable quarter in fiscal 2008.  Interest income declined 14% to $21.4 million in the current quarter compared to $24.9 million for the three months ended June 30, 2007. Contributing to this decline was $750,000 in interest reversals related to the increase in non-accrual loans during the quarter ended June 30, 2008.  Interest expense declined 11% in the current quarter to $10.2 million, from $11.5 million for the three months ended June 30, 2007.

Non-interest income increased 33% to $2.3 million in the first quarter of fiscal 2009, compared to $1.7 million in the first quarter of fiscal 2008.  The increase is primarily a result of growth in service fee revenue and gains on sales of investment securities.

Non-interest expense increased 5% to $7.6 million in the first quarter of fiscal 2009, from $7.3 million in the first quarter of fiscal 2008.  The increase reflects the overall growth of the Bank, including our new Puyallup retail office and home loan center, which opened last summer.

The net interest margin was 3.40% in the first quarter of fiscal 2009, a decrease of 44 basis points from 3.88% in the immediate prior quarter and down 121 basis points from 4.61% in the same period a year ago.   The reversal of interest for non-accrual loans accounted for 23 basis points of the decline in the first quarter of fiscal 2009.

The yield on earning assets was 6.48% in the first quarter of fiscal 2009, a decrease from 7.36% in the preceding quarter and 8.53% in the first quarter of fiscal 2008.  In the first quarter of fiscal 2009, the cost of interest-bearing liabilities was 3.18%, compared to 3.60% in the preceding quarter and 4.05% for first quarter of fiscal 2008.

The return on average equity was 6.32% in the first quarter of fiscal 2009, compared to 11.77% in the immediate prior quarter and 16.08% in first quarter of fiscal 2008.  Return on average assets was 0.57% in the first quarter of fiscal 2009 compared to 1.08% for the preceding quarter and 1.56% in the first quarter of fiscal 2008.

Horizon Financial Corp. is a $1.45 billion, state-chartered bank holding company headquartered in Bellingham, Washington.  Its primary subsidiary, Horizon Bank, is a state-chartered commercial bank that operates 19 full-service offices, four commercial loan centers and four real estate loan centers throughout Whatcom, Skagit, Snohomish and Pierce counties, Washington.

Safe Harbor Statement:  Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs,  results of examinations by our banking regulators, our ability to manage loan delinquency rates, the ability to successfully expand existing relationships, deposit pricing and the ability to gather low-cost deposits, success in new markets and expansion plans, expense management and the efficiency ratio, expanding or maintaining the net interest margin, interest rate risk, the local and national economic environment, and other risks and uncertainties discussed from time to time in Horizon Financial’s filings with the Securities and Exchange Commission (“SEC”).  Accordingly, undue reliance should not be placed on forward-looking statements.  These forward-looking statements speak only as of the date of this release.  Horizon undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.   Investors are encouraged to read the SEC report of Horizon, particularly its Form 10-K for the fiscal year ended March 31, 2008, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.

Sources: The Puget Sound Economic Forecaster June 2008  www.economicforecaster.com; http://www.nwrealestate.com/nwrpub/common/news.cfm; http://www.workforceexplorer.com/admin/uploadedPublications/1885_laus_current.xls

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HRZB - Reports First Quarter Fiscal 2009 Profits
July 22, 2008

CONSOLIDATED STATEMENTS OF INCOME	Quarter Ended	Three Month	Quarter Ended	One Year	Quarter Ended
(unaudited) (in 000s, except share data)	June 30, 2008	Change	Mar 31, 2008	Change	June 30, 2007
Interest income:
Interest on loans	$20,446	-10%	$ 22,637	-14%	$ 23,884
Interest and dividends on securities	961	6%	906	-5%	1,014
Total interest income	21,407	-9%	23,543	-14%	24,898

Interest expense:
Interest on deposits	8,587	-7%	9,215	-9%	9,466
Interest on borrowings	1,593	-17%	1,914	-20%	1,991
Total interest expense	10,180	-9%	11,129	-11%	11,457
Net interest income	11,227	-10%	12,414	-16%	13,441

Provision for loan losses	3,000	50%	2,000	650%	400
Net interest income after provision for loan losses	8,227	-21%	10,414	-37%	13,041

Non-interest income:
Service fees	960	6%	909	9%	881
Net gain on sales of loans - servicing released	204	7%	191	-35%	314
Net gain on sales of loans - servicing retained	-	-100%	158	-100%	13
Net gain on sales of investment securities	579	21%	480	N/A	-
Other	516	9%	475	4%	495
Total non-interest income	2,259	2%	2,213	33%	1,703

Non-interest expense:
Compensation and employee benefits	4,503	14%	3,962	9%	4,132
Building occupancy	1,126	-7%	1,205	4%	1,084
Other expenses	1,493	4%	1,440	-6%	1,593
Data processing	244	0%	244	1%	241
Advertising	219	10%	200	7%	205
Total non-interest expense	7,585	8%	7,051	5%	7,255

Income before provision for income taxes	2,901	-48%	5,576	-61%	7,489
Provision for income taxes	881	-51%	1,804	-64%	2,473
Net Income	$2,020	-46%	$ 3,772	-60%	$ 5,016

Earnings per share :
Basic earnings per share	$0.17	-47%	$ 0.32	-59%	$ 0.41
Diluted earnings per share	$0.17	-45%	$ 0.31	-59%	$ 0.41

Weighted average shares outstanding:
Basic	11,893,813	0%	11,943,021	-3%	12,227,372
Common stock equivalents	71,965	-12%	81,437	-36%	112,480
Diluted	11,965,778	0%	12,024,458	-3%	12,339,852

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HRZB - Reports First Quarter Fiscal 2009 Profits
July 22, 2008

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION		Three Month		One Year
(unaudited) (in 000s, except share data)	June 30, 2008	Change	March 31, 2008	Change	June 30, 2007
Assets:
Cash and due from banks	$24,095	8%	$22,412	-31%	$35,000
Interest-bearing deposits	2,831	-3%	2,912	-67%	8,665
Investment securities - available for sale	39,050	-5%	41,241	-28%	54,041
Investment securities - held to maturity	-	N/A	-	-100%	370
Mortgage-backed securities - available for sale	38,116	-3%	39,100	25%	30,374
Mortgage-backed securities - held to maturity	15	-50%	30	-87%	118
Federal Home Loan Bank stock	10,015	13%	8,867	38%	7,247
Loans held for sale	2,314	-12%	2,644	-29%	3,240
Gross loans receivable	1,264,740	4%	1,210,592	15%	1,100,810
Reserve for loan losses	(19,149)	0%	(19,114)	18%	(16,262)
Net loans receivable	1,245,591	5%	1,191,478	15%	1,084,548
Investment in real estate in a joint venture	17,704	1%	17,567	2%	17,302
Accrued interest and dividends receivable	7,179	-9%	7,916	1%	7,134
Property and equipment, net	27,351	-2%	27,778	-5%	28,673
Net deferred income tax assets	7,012	12%	6,253	88%	3,736
Other real estate owned	2,764	322%	655	281%	725
Other assets	23,614	1%	23,325	6%	22,368
Total assets	$1,447,651	4%	$1,392,178	11%	$1,303,541

Liabilities:
Deposits	$1,096,754	6%	$1,038,792	11%	$987,704
Other borrowed funds	192,987	0%	192,343	23%	157,100
Borrowing related to investment in real estate in a joint venture	22,983	2%	22,448	11%	20,689
Accounts payable and other liabilities	5,020	-13%	5,746	-34%	7,588
Advances by borrowers for taxes and insurance	186	-55%	414	-5%	196
Deferred compensation	1,917	-1%	1,944	-4%	2,001
Income tax payable	374	-83%	2,174	-86%	2,628
Total liabilities	$1,320,221	4%	$1,263,861	12%	$1,177,906

Stockholders' equity:
Serial preferred stock, $1.00 par value; 10,000,000 shares
authorized; none issued or outstanding	-		-		-
Common stock, $1.00 par value; 30,000,000 shares authorized;
11,917,113, 11,892,208, and 12,186,224 shares outstanding	$11,917	0%	$11,892	-2%	$12,186
Additional paid-in capital	50,706	0%	50,597	-1%	51,283
Retained earnings	64,318	1%	63,906	9%	58,850
Accumulated other comprehensive income	489	-75%	1,922	-85%	3,316
Total stockholders' equity	127,430	-1%	128,317	1%	125,635
Total liabilities and stockholders' equity	$1,447,651	4%	$1,392,178	11%	$1,303,541

Intangible assets:
Goodwill	$545	0%	$545	0%	$545
Mortgage servicing asset	240	-6%	254	-1%	242
Total intangible assets	$785	-2%	$799	0%	$787

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HRZB - Reports First Quarter Fiscal 2009 Profits
July 22, 2008

LOANS (unaudited) (in 000s)	June 30, 2008		March 31, 2008		June 30, 2007
1-4 Mortgage
1-4 Family residential	$167,788		$165,824		$148,692
1-4 Family construction	37,719		35,303		27,963
Participations sold	(51,330)		(54,269)		(52,686)
Subtotal	154,177		146,858		123,969

Commercial land development	171,316		178,726		154,307
Commercial construction	334,380		307,809		268,327
Multi family residential	44,890		45,049		48,148
Commercial real estate	296,682		300,109		291,705
Commercial loans	201,381		177,685		164,405
Home equity secured	53,110		47,351		43,144
Other consumer loans	8,804		7,005		6,805
Subtotal	1,110,563		1,063,734		976,841
Subtotal	1,264,740		1,210,592		1,100,810
Less:
Reserve for loan losses	(19,149)		(19,114)		(16,262)
Net loans receivable	$1,245,591		$1,191,478		$1,084,548

Net residential loans	$152,880	12%	$145,565	12%	$122,950	11%
Net commercial loans	197,676	16%	174,263	15%	161,452	15%
Net commercial real estate loans	834,142	67%	818,215	69%	750,995	69%
Net consumer loans	60,893	5%	53,435	4%	49,151	5%
	$1,245,591	100%	$1,191,478	100%	$1,084,548	100%

DEPOSITS (unaudited) (in 000s)	June 30, 2008		March 31, 2008		June 30, 2007
Demand Deposits
Savings	$17,660	2%	$17,933	2%	$19,665	2%
Checking	71,382	6%	72,434	7%	80,358	8%
Checking - non interest bearing	78,981	7%	70,438	7%	89,145	9%
Money market	184,925	17%	183,063	17%	199,656	20%
Subtotal	352,948	32%	343,868	33%	388,824	39%

Certificates of Deposit
Under $100,000	289,183	26%	286,657	27%	282,726	29%
$100,000 and above	300,801	28%	287,281	28%	247,888	25%
Brokered Certificates of Deposit	153,822	14%	120,986	12%	68,266	7%
Total Certificates of Deposit	743,806	68%	694,924	67%	598,880	61%

Total	$1,096,754	100%	$1,038,792	100%	$987,704	100%

WEIGHTED AVERAGE INTEREST RATES:	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited)	June 30, 2008	March 31, 2008	June 30, 2007
Yield on loans	6.64%	7.60%	8.88%
Yield on investments	4.32%	4.16%	4.46%
Yield on interest-earning assets	6.48%	7.36%	8.53%

Cost of deposits	3.25%	3.61%	3.90%
Cost of borrowings	2.86%	3.56%	4.95%
Cost of interest-bearing liabilities	3.18%	3.60%	4.05%

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HRZB - Reports First Quarter Fiscal 2009 Profits
July 22, 2008

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited) (in 000s)	June 30, 2008	March 31, 2008	June 30, 2007
Loans	$1,231,792	$1,192,023	$1,076,239
Investments	89,019	87,138	91,004
Total interest-earning assets	1,320,811	1,279,161	1,167,243

Deposits	1,056,157	1,020,979	970,704
Borrowings	222,470	214,973	160,819
Total interest-bearing liabilities	$1,278,627	$1,235,952	$1,131,523

Average assets	$1,419,914	$1,391,746	$1,286,934
Average stockholders' equity	$127,873	$128,128	$124,744

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited)	June 30, 2008	March 31, 2008	June 30, 2007
Return on average assets	0.57%	1.08%	1.56%
Return on average equity	6.32%	11.77%	16.08%
Efficiency ratio	56.25%	48.21%	47.91%
Net interest spread	3.30%	3.76%	4.48%
Net interest margin	3.40%	3.88%	4.61%
Equity-to-assets ratio	8.80%	9.22%	9.64%
Equity-to-deposits ratio	11.62%	12.35%	12.72%
Book value per share	$10.69	$10.79	$10.31
Tangible book value per share	$10.63	$10.72	$10.24

RESERVE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited) (dollars in 000s)	June 30, 2008	March 31, 2008	June 30, 2007
Balance at beginning of period	$19,114	$17,891	$15,889
Provision for loan losses	3,000	2,000	400
Charge offs - net of recoveries	(2,965)	(777)	(27)
Balance at end of period	$19,149	$19,114	$16,262
Reserves/Net Loans Receivable	1.54%	1.60%	1.50%

NON-PERFORMING ASSETS
(unaudited) (dollars in 000s)	June 30, 2008	March 31, 2008	June 30, 2007
Accruing loans - 90 days past due	$-	$-	$-
Non-accrual loans	35,819	11,608	157
Restructured loans	-	-	-
Total non-performing loans	$35,819	$11,608	$157
Total non-performing loans/net loans	2.88%	0.97%	0.01%
Real estate owned	$2,764	$655	$725
Total non-performing assets	$38,583	$12,263	$882
Total non-performing assets/total assets	2.67%	0.88%	0.07%